Exhibit 99.1
MYERS HOLDINGS CORPORATION
April 3, 2008
Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301
Attention: John C. Orr
Ladies and Gentlemen:
     Reference is made to the Agreement and Plan of Merger, dated as of April 24, 2007 (the “Merger Agreement”), by and among Myers Holdings Corporation (f/k/a MYEH Corporation) (“Parent”), Myers Acquisition Corporation (f/k/a MYEH Acquisition Corporation) (“MergerCo”) and Myers Industries, Inc. (the “Company”), as amended by that certain letter agreement, by and among Parent, MergerCo and the Company, dated December 9, 2007 (the “December 9 Letter Agreement”). All capitalized terms in this letter agreement (this “Letter Agreement”) not defined herein have the meanings ascribed to such terms in the Merger Agreement.
     Based on our review of the business of the Company and the industries in which the Company operates, each of Parent and MergerCo has determined that it does not desire to proceed with the transactions contemplated by the Merger Agreement. As a result, we would like your agreement to terminate the Merger Agreement pursuant to Section 8.1 thereof. By signing below, you agree that as of the date hereof, (i) the Merger Agreement is hereby terminated and is void and of no further force and effect, with no liability on the part of any party to the Merger Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) and (ii) sections 1, 3, 5, 9 and 14 of the December 9 Letter Agreement are hereby terminated and are void and of no further force and effect, with no liability on the part of any party to the December 9 Letter Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) with respect to such sections of the December 9 Letter Agreement.
[Signature page follows.]

     Please indicate your acceptance of the terms of this Letter Agreement by returning a signed copy to Parent and MergerCo.

Sincerely, Myers Holdings Corporation
By:	/s/ Philip Grovit
	Name:	Philip Grovit
	Title:	Vice President

Myers Acquisition Corporation
By:	/s/ Philip Grovit
	Name:	Philip Grovit
	Title:	Vice President

Accepted and agreed as of the date first written above:

Myers Industries, Inc.

By:	/s/ John C. Orr

Name: John C. Orr
Title: President and Chief Executive Officer